Exhibit 99.2

Container Leasing Panel

Merrill Lynch Transportation Conference

June 18, 2008

[LEADER]:

We’re going to go ahead and start with the next panel. Dr. Coustas will walk in in a moment. With us on our container leasing panel is Seaspan, Danaos, and Global Ship Lease, each of which owns container ships and charters them for extended periods to liner operators, with fixed revenues and expenses and sizable dividend payments. These are some of our favorite structures in the transport sector. Seaspan and Danaos each have 1.3 billion in market cap, while Global Ship Lease is in the process of coming to the public market via a SPAC acquisition. Danaos and Seaspan are each hosting a breakout. Global Ship Lease is not hosting one. Seaspan—with us today from the company we’ve got Gerry Wang, President and CEO. He was appointed CEO and Director of Seaspan back in May of 2005, and joined Seaspan International back in 1990. From Danaos, in the middle now, we’ve got Dr. John Coustas, President and CEO and member of the Board. Dr. Coustas has over 25 years of experience in the shipping industry and assumed management of Danaos in 1987. And then on the end we’ve got Ian Webber, CEO of Global Ship Lease, a container owner since its formation in 2007. From 1996 to 2006, he was CFO of CP Ships until its acquisition by TUI in late 2005, and also was a former presenter at our conference back in CP Ships days. With that, I will turn it over to Gerry to start off with an introduction on Seaspan.

[PRESENTATIONS OF OTHER PARTICIPANTS OMITTED]

Ian:

Good morning, everybody. Thanks for inviting me, Ken. It’s a pleasure to be back in New York talking to investors, people who understand the industry, but this time, from the perspective of an owner rather than a charterer. Actually, we were—CP Ships, Gerry’s second customer, so we helped him on his way and we’re very pleased to have done that.

Who is Global Ship Lease? If we can get the technology to work.

Male:	[Inaudible]

Ian:

Yeah. We, like the other two companies, are owners/lessors of modern container ships. We have 12 ships on the water right now. We have five more ships being delivered over the next 12 months, which will increase our revenue from about $90-odd million to $150 million a year. That’s a 60 percent increase which will happen over the next 12 months. We plan to grow further. We have significant financial capability. We have up to half a billion of firepower that we can deploy over the next two years.

Our whole model is stable, simple, transparent, predictable. We have long-term charter arrangements. The average length is 11 years. We’ve got ship management agreements in place which give us security on our ship costs such that our financial performance, certainly in the short to medium-term, is extremely stable. That allows us, similar to the other companies, to distribute a significant portion of our predictable—of our cash flow on a predictable basis. And because of the contracted growth that we’ve got over the next 12 months, it allows us to increase our initial proposed dividend by 86 percent over the first 12-month period.

When this company was put together six months ago — I’ll show you the slide of the management team — but we wanted to create a company that could not only run a container ship fleet, but could grow that fleet, and therefore had skills and experience to access ships, charters, and capital, which are the three components that we need, and also do it in a U.S.-listed environment. And as Ken mentioned, we’re part of the Marathon SPAC transaction, which we hope will close in the next six to eight weeks.

That’s the management team. I’m out of the liner trade and, before that, accounting. Susan Cook out of P&O, heavy experience in asset-backed finance. Tom Lister worked in the liner industries, worked with DVB, with the Singapore Marathon [inaudible], worked in the KG structure as well and that still represents 60 percent of container ship ownership in the owner sector, and represents probably our biggest competition in terms of growth for the three U.S.-listed companies. Underneath that we’ve got a strong management team on the operational side who supervise our shipments.

It’s our objective to become a leading supplier of tonnage, and to do that, we need to grow. We’ve got a fantastic platform, $1 billion of container ships to grow from. But as I say, we want to deploy our expertise and that capital to add charters and add ships. That growth has to be controlled. We’re not just going to grow for growth’s sake. It’s all driven towards accretive earnings to enable continuing improvements in dividends. We’ve said that it’s our objective to double the size of the fleet from $1 billion to $2 billion over the next 12 to 18 months. We’ll continue to focus on long-term stable cash flows, consistent with our business model.

This just graphically is where we are today and where we’re going to be. Seventeen ships middle of next year, we’ll be generating annual revenue of about $[inaudible] and EBTIDA of around $94 million, which supports the higher level of dividend that we’ve committed to.

That’s the profile of our 17 charters, really important for us when we were negotiating the purchase of this fleet to [inaudible] staggered expiration of charters. Equally to get a good blend of ship sizes in the fleet to manage the medium to long-term re-chartering risk in the portfolio, and that will be a continuing theme of us. We’re not going to go heavy in one particular ship size or type.

One of the key things about this company right now is our credit facility — $800 million eight-year revolver negotiated about a year ago when the credit environment was very different. It’s five-year non-amortizing. We’ve swapped most of this into fixed rates, just over 3.5 percent LIBOR. It’s very cheap compared to today’s pricing at 75 basis points to 110 over LIBOR. And we have about $270 million of availability to immediately deploy to grow the company. In addition, because this is one of the advantages of the SPAC structure, there are warrants out there associated with [inaudible] shares. They’ll be exercised over the next couple of years, 40 million warrants at $6 a go. That’s a further $240 million of essentially equity proceeds which will flow into our war chest for deployment over the next 12 to 18 or so months.

Just looking at our investment criteria, growth is really the name of the game. Clearly, we’ve got to manage the fleet as it stands today. But as I say, we want to double Global Ship Lease over the next 12 to 18 months. When we look at investment opportunities — and we’ve seen billions of dollars worth of that over the last couple of months, not all of which clearly meets our criteria, but there’s a sizable chunk that we’ve looked at very closely — we look at four things. We look at the asset itself, who built the ship, how old is it, what’s its operating characteristics, what’s its redeployment opportunities at the end of the charter, who’s the charterer, what’s its credit [inaudible]. No one’s gone bust in this industry — well, nobody significant — for 20 years, but nevertheless we want to make sure that we have top quality charters. How does all of this fit into the portfolio, the ship, the charterer and the charter itself, to manage risk in the medium to long-term [inaudible]? And then finally, does the investment clearly meet our investment criteria from an economic [inaudible]? And there at the portfolio level, clearly everything we do has to be accretive to cash flow to support incremental dividends, and on the asset level we’re looking at levered IRRs in low double digits, which is sort of 12 percent-plus.

[LEADER]:	Ian, if you could wrap up?

Ian:	Long-term loan to value, 60 percent—55 percent, 60 percent debt to value, and that’s part of the equation in assessing investments. And I’ll finish there.

Q:

Great. Gerry, Dr. Coustas, and Ian, thank you very much for the presentations. I think—obviously all three being agreed on the container ship market and obviously a very slow environment for container shipping, as we just heard from the Port of LA, with volumes down and with a sizable order book, maybe I can just start off and go across the table. Ian mentioned a big focus is on growth. Gerry, maybe you could talk a little bit about the environment out there for potential acquisitions. Is it all just about increasing market share? Is it—can you continue to take what’s on the order book already? Can you just talk about how you can continue to grow in this kind of environment?

[OTHER PARTICIPANT]:	[RESPONSE OMITTED]

Q:	John, as you answered a similar question, also talk about your ability to get the financing to fund those transactions or where Danaos is with respect to funding additional expansion.

[OTHER PARTICIPANT]:	[RESPONSE OMITTED]

Q:

Ian, let me kind of change the question a little bit, but as you now have two formidable competitors in the sector next to you and as you look to diversify away from kind of [inaudible] on your, I guess, next round of vessels, how do you compete against companies like the two that are sitting next to you and win that business?

Ian:

Good question, thank you. Just quickly on credit, there is always credit available for quality borrowers. Our industry is backed by assets. It’s also fundamentally backed by cash flow. We may have to pay a bit more for it. But it’s now a very much more rational industry, both the owner side and the operator side, than it ever used to be, and none of us are going to do projects if they don’t make economic sense, and charterers are going to have to realize that.

Secondly, on growth opportunities, there are broadly two growth opportunities for all of us. Firstly, the existing fleet. There’s 4,500 container ships on the water today. That’s maybe $200 billion of capital. Operators who own those ships on their own are going to come under pressure if there is an economic slowdown, and they’re going to look to manage their balance sheet either because they’re worried about earnings or because they want to invest in port infrastructure or logistics or IT. And then the other opportunity for growth is the order book. There’s 1,400 container ships on order, $100-$120 billion of capital that needs to be found and financed, and that’s where we all come in.

In terms of competition, to answer your question, 14 of the top 20 container ship owners are German KG companies, essentially. That’s the real competition for us, it’s not necessarily each other. Those guys are still a huge source of capital of container ships and will continue to be. They’re deep pockets, but they are often uncompetitive as to cost because of the requirements they have to meet, German tax legislation. They have higher cost of capital, being private, closed, and limited partnership-type companies, and they have higher operating costs as well. So yes, of course, the three of us will rub up against each other in competition, but I see the real competition as continuing to be the sort of 30-year-old German structures.

Q:

John, can you talk—obviously you’ve got some older vessels out there that continue to come up renewal. Gerry doesn’t have any, I guess, until, what, 2011. So as you look to the market right now, as you renew some of these vessels, can you talk about how the environment is on pricing? In this slow economic state that we see here in the U.S., but obviously, as Gerry highlighted, a stronger global market, what do you see on some of these renewals as far as rates?

[OTHER PARTICIPANT]:	[RESPONSE OMITTED]

Q:

And Gerry, you had mentioned on the last call that you—some of the Chinese providers had approached you about renewing some of the vessels. What would make you want to entertain that kind of discussion, even though they don’t expire for a couple years, versus going ahead and saying, you know what, we’ll sign another five, ten-year charter?

[OTHER PARTICIPANT]:	[RESPONSE OMITTED]

Q:

With that, any questions in the audience? All right, great. Then we thank our panelists very much. Gerry, John, Ian, thank you very much for taking the time. And, with that, we will have 20 minutes—well, we have outside—there’s a buffet outside and then there’s box lunches in Room C. If you grab your lunch, you have 20 minutes to grab the lunch. Eat it if you’d like, come on back in, and at 12:30 we’re going to have the teamster presentation. Thank you very much.

END